(j)(1)

[DECHERT LETTERHEAD]

July 29, 2014

Voya Separate Portfolios Trust

7337 East Doubletree Ranch Road, Suite 100

Scottsdale, AZ 85258-2034

Re:	Voya Separate Portfolios Trust
(File No. 333-141111 and 811-22025)

Dear Ladies and Gentlemen:

We hereby consent to all references to our firm in Amendment No. 42 to the Registration Statement under the Investment Company Act of 1940, as amended, of Voya Separate Portfolios Trust.  In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP